Exhibit 99.2

FA Email

Subject: CNL Healthcare Properties Announces Estimated NAV Results

March 25, 2020

FOR BROKER-DEALER AND RIA USE ONLY. Not for general use with the public.

CNL Healthcare Properties’ board of directors has approved an estimated net asset valuation (NAV) per share for the company’s common stock as of Dec. 31, 2019. 1

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The estimated NAV is $7.81 per share as of Dec. 31, 2019 and represents the midpoint of the range of values, $7.39 to $8.26 per share, provided by Robert A. Stanger & Co., Inc. (Stanger), an independent third-party valuation firm. The estimated NAV includes deductions for estimated transaction costs in a hypothetical orderly sale of the assets of the company. The final appraised property values underlying the NAV were determined by Stanger; however, they were not responsible for the estimated NAV per share approved by the board of directors.

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The estimated NAV was impacted by (1) a reduction in real estate assets given various property sales and (2) reduction in fair market value of debt resulting from reduced borrowings. Specifically, the appraised value of the Appraised Properties (see question 3) declined by 2% when compared to the appraised value in the company’s estimated NAV as of Dec. 31, 2018. The year-over-year decline in appraised values was driven by cap rate expansion and slightly lower estimates of future earnings growth, which serve to reflect the expected moderation of future occupancy growth.

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The estimated NAV is a snapshot in time and not indicative of value the company or its shareholders may receive now or in the future. The estimated NAV does not attempt to quantify any effect the novel coronavirus (COVID-19) may have on the financial condition of the company or marketability of its assets. Please review the company’s latest financial filings for more details on performance metrics.

•	This letter will be mailed to shareholders on or about March 31.

ADDITIONAL INFORMATION

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Quarterly distributions remain unchanged during the first quarter at $0.0512 ($0.2048 annually) per share or 2.62 percent when expressed as an annualized percentage rate of the current estimated NAV per share. In connection with the strategic alternatives process, the board of directors will continue to monitor ongoing cash distributions in connection with its operations and ownership of the seniors housing portfolio.[2]

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The properties were classified into two categories: (1) the Appraised Properties, which included 71 seniors housing assets, one parcel of land and two acute care facilities, and (2) the Sale Properties consisting of seven post-acute care facilities. The appraised property values excluded any portfolio premium or discount in accordance with the valuation policy and The Institute of Portfolio Alternatives (IPA) guidelines.

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Stanger assisted the valuation committee with the preparation of the estimated NAV per share of its common stock as of Dec. 31, 2019. Other than the adjustment for estimated transaction costs, the estimated NAV per share was determined in accordance with the company’s valuation policy and certain methodologies of the IPA, a trade association for non-listed direct investment vehicles, in IPA Practice Guideline 2013-01 “Valuations of Publicly Registered Non-Traded REITs.” [3]

•	For additional information, please read the Form 8-K filed March 25, 2020, contact your sales representative directly or call CNL Client Services at 866-650-0650, option 2.

[1]

The estimated NAV per share is only an estimate, is a snapshot in time, and is based on several assumptions and estimates that may not be correct. The NAV is based on numerous assumptions and estimates with respect to industry, business, economic and regulatory conditions, all of which are subject to changes. Throughout the valuation process, the valuation committee, the company’s advisor and senior members of management reviewed, confirmed and approved the processes and methodologies and their consistency with real estate industry standards and best practices.

[2]

Distributions are not guaranteed in frequency or amount. Distributions have been and may in the future be paid by borrowings, shareholder proceeds and income. For the nine months ended Sept. 30, 2019, approximately 100% of regular cash distributions were covered by operating cash flow as defined by GAAP. The company’s distribution is subsidized by expense waivers that will be reimbursed to the advisor in the form of restricted stock. For the years ended Dec. 31, 2018, Dec. 31, 2017, Dec. 31, 2016, approximately 83%, 91%, 94%, respectively, of total distributions were covered by operating cash flow and approximately 17%, 9%, 6%, respectively, were funded by offering proceeds.

[3]

There is no assurance that CNL Healthcare Properties’ adherence to any of the methodologies set forth in IPA Practice Guideline 2013-01 satisfies applicable compliance or other requirements of the SEC, FINRA or under ERISA with respect to the preparation and disclosure of its estimated NAV per share.

FOR BROKER-DEALER AND RIA USE ONLY. Not for general use with the public.

See SEC filing for complete details. This information is derived from the issuer’s public filings and does not replace or supersede any information provided therein.

Forward-looking statements are based on current expectations and may be identified by words such as believes, anticipates, expects, may, could and terms of similar substance, and speak only as of the date made. Actual results could differ materially due to risks and uncertainties that are beyond the company’s ability to control or accurately predict, including the amount and timing of anticipated future distributions, estimated per share net asset value of the company’s stock and/or other matters. The company’s forward-looking statements are not guarantees of future performance. Shareholders and financial professionals should not place undue reliance on forward-looking statements.

CHP-0320-1096545-BD